Exhibit 99.1

Contact:	Anne Bugge	(425) 951-1378

SONOSITE ANNOUNCES ACQUISITION OF CATHETER GUIDANCE TECHNOLOGY

BOTHELL, WA --July 30, 2007 -- SonoSite, Inc. (Nasdaq:SONO), the world leader in hand-carried ultrasound, announced today it has acquired LumenVu, Inc., a privately held, development stage company based in Philadelphia. LumenVu, in conjunction with a leading academic research institution, has developed a patented technology to improve the accuracy of catheter placement.  The acquisition will strengthen SonoSite's position in the vascular access market as well as add a recurring revenue stream via the disposable catheter guidance device. SonoSite expects to introduce products based on this technology in late 2008. Terms of the agreement were not disclosed and the transaction is not expected to have a material effect on SonoSite's 2007 financial results.

"The combination of SonoSite's hand-carried ultrasound technology with LumenVu's innovative catheter tracking technology will offer clinicians a major benefit in accurately and cost-effectively placing catheters at the bedside," said Thomas J. Dugan, Senior Vice President, Global Marketing and US Sales. "Clinicians have been rapidly adopting SonoSite's hand-carried ultrasound systems to increase the accuracy and speed of catheter insertion. LumenVu's technology will offer the perfect complement to ultrasound by providing a way to easily track the tip of the catheter as it advances through the vessel to ensure that it is placed in the right location, potentially eliminating the need to confirm the location with x-ray or fluoroscopy."

Over 1.5 million peripherally inserted central catheters (PICC) are placed annually in the US and the market growth is estimated at approximately 25% per year. Many PICC lines are placed by clinicians at the patient's bedside using only anatomical landmarks, essentially a "blind" technique. A survey of clinical literature indicates that the average failed placement rate of bedside PICC insertions is 27%. The high failure rate necessitates that almost all PICC lines are checked with a flat plate x-ray after insertion. Incorrectly positioned catheters can lead to delayed treatment, clinical complications, patient discomfort, and additional expense.

LumenVu's real-time bedside visualization system couples near infrared (NIR) light with standard catheter technology. An optical fiber combined with a guidewire emits light as it is inserted into the patient. A specialized camera captures light from the tip of the optical fiber, which is coupled with a standard catheter, as it is advanced and positioned in the patient. Images are projected in real-time onto a monitor placed at the patient's bedside. Once the catheter is correctly positioned, the guidewire with the optical fiber is removed and discarded. SonoSite plans to offer this technology as part of an integrated solution with its products or as a stand-alone option to be used with SonoSite's products.

About SonoSite

SonoSite, Inc. (www.sonosite.com) is the innovator and worldwide leader in hand-carried ultrasound. Headquartered near Seattle, the company is represented by nine subsidiaries and a global distribution network in over 90 countries. SonoSite's small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care. The company employs over 550 people worldwide.

Forward-Looking Statement

Certain statements in this press release relating to future product releases incorporating the LumenVu technology are "forward-looking statements" for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance and are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions. Factors that could affect actual results include potential difficulties in commercializing products incorporating the Lumen Vu technology, our ability to obtain regulatory clearances for such products, market acceptance of this new technology and the ability of our sales force to sell this technology, as well as other factors contained in the Item 1A. "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.